EXHIBIT 10.29

TOOTSIE ROLL INDUSTRIES, INC.

POST-2004 SUPPLEMENTAL SAVINGS PLAN

WHEREAS, Tootsie Roll Industries, Inc., a Virginia corporation (the “Company”), maintains the Tootsie Roll Industries, Inc. Profit Sharing Plan (the “Profit Sharing Plan”) for the benefit of its employees and those of its subsidiaries;

WHEREAS, section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the amount of annual compensation that may be taken into account under the Profit Sharing Plan (the “Compensation Limit”);

WHEREAS, section 402(g) of the Code limits the contributions to a participant’s elective account under the Profit Sharing Plan (the “Dollar Limit”);

WHEREAS, section 401(k) of the Code (the “Before-Tax Contribution Limit”) may limit the amount of contributions which may be allocated to the elective accounts of certain highly compensated participants under the Profit Sharing Plan;

WHEREAS, section 415 of the Code limits the allocations to participants’ accounts under the Profit Sharing Plan (and any other Company and Employer defined contribution plans subject to section 415 of the Code) (the “Section 415 Limit”); and

WHEREAS, the Company and each Employer desire to provide benefits to “a select group of management or highly compensated employees” within the meaning of the Employee Retirement

Income Security Act of 1974, as amended (“ERISA”), equal to the contributions which, but for sections 401(a)(17), 402(g), 401(k), and 415 of the Code (collectively, the “IRS Limits”) would have been contributed to the Profit Sharing Plan.

NOW, THEREFORE, effective as of January 1, 2005 (the “Effective Date”), the Company and each Employer hereby agree as follows:

1.                                       Definitions.  All capitalized terms used herein shall have the respective meanings as set forth in the preamble to or text of this Plan or below:

(a)                                  Account.  An account established for a calendar year deferral under paragraph 3 of this Plan or a rollover from the Prior Plan under paragraph 4.

(b)                                 Administrator.  The Company.

(c)                                  Board.  The Board of Directors for the Company.

(d)                                 Change of Control.  A “Change of Control” of the Company occurs when:

(i)                                     any person, or more than one person acting as a “group” (as defined in section 1.409A-3(i)(5) of the Treasury Regulations), acquires ownership of equity securities of the Company that, together with equity securities held by such person or group, constitutes more than 50% of the total voting power of the equity securities of the Company; provided, however, that if any person or group, is considered to own more than 50% of the total voting power of the equity securities of the Company, the acquisition of additional equity securities by the same person or group will not be considered a Change of Control under this Plan.  An increase in the percentage of equity securities of the Company owned by any person or group as a result of a transaction in which the Company acquires its own equity securities in exchange for property will be treated as an acquisition of equity securities of the Company for purposes of this paragraph; or

(ii)                                  any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the equity securities of the Company possessing 30% or more of the total voting power of the equity securities of the Company; or

(iii)                               during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board (together with (a) any new or replacement directors whose election by the Board, or (b) whose nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

except that no event described in paragraph (i) or (ii) above shall constitute a Change of Control if immediately after the event Melvin J. Gordon, Ellen R. Gordon, their descendants (and spouses of such descendents) and any trusts or estates in which such persons have a beneficial interest, directly or indirectly, own equity securities of the Company that constitutes no less than 50% of the total voting power of the equity securities of the Company.

(e)                                  Compensation.  “Compensation” shall have the same meaning as that term is defined in the Profit Sharing Plan from time to time.

(f)                                    Employer.  The Company and each domestic subsidiary of the Company that is eligible to adopt and has adopted, with the Company’s consent, the Profit Sharing Plan.  The term “Employer” shall also include all persons with whom the Company and each domestic subsidiary of the Company would be considered a single employer under section 414(b) of the Code (employees of a controlled group of corporations), and all persons with whom the Company and each domestic subsidiary of the Company would be considered a single employer under section 414(c) of the Code (employees of partnerships, proprietorships, or other entities under common control).

(g)                                 Participant.  An employee of the Company or an Employer who is a participant in the Profit Sharing Plan and:

(i)                                     who serves in an executive or management capacity for the Company or an Employer at an annual salary rate of One Hundred Thousand Dollars ($100,000) or more and who has been designated by the Board or the Administrator as eligible for this Plan; and

(ii)                                  who elects to participate in this Plan for a calendar year pursuant to paragraph 2 or for whom a Rollover Account is established under paragraph 4.

(h)                                 Plan.  This Tootsie Roll Industries, Inc. Post-2004 Supplemental Savings Plan, as from time to time amended.

(i)                                     Prior Plan.  The Tootsie Roll Industries, Inc. Supplemental Savings Plan.

(j)                                     Unforeseeable Emergency.  Unforeseeable Emergency means the occurrence of a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, or the Participant’s spouse, beneficiary, or dependent (as defined in section 152 of the Code without reference to section 152(b)(1),

(b)(2), and (d)(1)(B) of the Code), (2) the loss of property due to casualty, or (3) similar extraordinary and unforeseeable circumstances beyond the control of a Participant.  Whether an Unforeseeable Emergency has occurred shall be determined by the Board or the Administrator based on the relevant facts and circumstances of each case.

2.                                       Participant Elections.

(a)           An election to participate for a calendar year in this Plan shall be made by December 31st of the immediately preceding calendar year; provided, however, that if an employee becomes eligible to participate in this Plan during a calendar year beginning after December 31, 2004 and did not participate in the Prior Plan, then the election deadline for such year shall be extended until thirty days after such employee becomes so eligible.

(b)           Compensation earned prior to the Effective Date shall be deferred in accordance with the deferral elections made by each Participant under the Prior Plan prior to the Effective Date and shall be credited under this Plan to a Rollover Account (as defined in paragraph 4 below).

(c)           Each election to participate in the Plan for a calendar year shall authorize the Participant’s Employer to reduce the Participant’s Compensation by a whole percentage as determined by the Board or the Administrator, and such election shall apply to Compensation payable after both (1) the effective date of such election, and (2) the date on which the Participant’s Compensation is no longer reduced by reason of contributions to his or her elective account under the Profit Sharing Plan on account of IRS Limits, determined with regard to changes made in the 401(k) election of the Participant under the Profit Sharing Plan.

(i)                                     Notwithstanding any provision in paragraph (c) to the contrary, an increase in amounts deferred under this Plan that result directly from a change to IRS Limits applicable to the Profit Sharing Plan does not constitute a deferral election under this Plan, provided in operation the result does not otherwise change the time or form of a payment under this Plan, provided, further, in operation the increase in amounts deferred under this Plan that results directly from a change to IRS Limits does not exceed the change in the amounts deferred under the Profit Sharing Plan.

(ii)                                  Notwithstanding any provision in paragraph (c) to the contrary, the following action or inaction will not constitute a deferral election under this Plan even if in operation such action or inaction directly results in an increase in amounts deferred under this Plan, provided that such action or inaction does not otherwise affect the time or form of payment under this Plan:

(1)                                  the Participant’s action or inaction under the Profit Sharing Plan with respect to elective deferrals subject to IRS Limits, including an adjustment to a deferral election under the Profit Sharing Plan, provided that for any given taxable year, the Participant’s action or inaction does not result in an increase in the amounts deferred under all nonqualified deferred compensation plans (other than amounts described in paragraph (2) below) in excess of the limit with respect to elective deferrals under sections 402(g)(1)(A), (B), and (C) of the Code as in effect for the taxable year in which such action or inaction occurs; and

(2)                                  the Participant’s action or inaction under the Profit Sharing Plan with respect to elective deferrals subject to IRS Limits, that affects the amounts that are credited under one or more nonqualified deferred compensation plans as matching amounts on such elective deferrals, provided that the total of such matching contributions, as applicable, never exceeds 100% of the matching amounts that would have been provided under the Profit Sharing Plan absent any IRS Limits.

(d)           Each Participant shall be entitled to select a date for distribution, but not later than Separation from Service, for the amount to be deferred (and any earnings thereon) for a calendar year not later than the election deadline described in paragraph 2(a) above.

3.             Accounts.  Each calendar year, there shall be established on the books of the Company and of each Employer an Account in the name and on behalf of each Participant who is an employee of the Company or such Employer, as the case may be, and who has an amount credited to such Account during such calendar year in accordance with the following sentence. Each calendar year Account shall be credited with the amounts by which the Participant’s Compensation is reduced for such calendar year pursuant to his or her election under paragraph 2 of this Plan as of the time such Compensation would have been paid to the Participant but for such election.

4.             Rollover Account.  A Rollover Account shall be established on the books and records of the Company and of each Employer with respect to transferred amounts from the Prior Plan, which shall consist of all amounts vested after December 31, 2004.  An individual need not elect to defer amounts under this Plan in order to have a Rollover Account.  A Rollover Account shall be treated as a form of “calendar year account” except as otherwise determined by the Administrator.  A Participant may change the time of distribution for deferrals credited to the Rollover Account by election filed before January 1, 2009 (or such later date as may be allowed by the IRS in regulations, rulings or notices).  A changed distribution election described in the immediately preceding sentence cannot change payment elections for amounts the Participant would otherwise receive in 2008, nor can it cause payments to be made in 2008.

5.             Earnings on Accounts.  For bookkeeping purposes only, and pursuant to rules established by the Administrator in its sole discretion, each Participant may from time to time request that the balances in his Accounts established pursuant to paragraphs 3 and 4 of this Plan be considered to be invested in certain designated publicly traded mutual funds or other investments selected by the Administrator.  Each such request made by the Participant shall be effective until a new request is filed by him with the Administrator.  If the Participant does not make such a request, the balances credited to his Accounts shall be deemed to be invested in any fund designated by the Administrator in its sole discretion.  Although the Company or an

Employer might actually invest assets of the Company or such Employer according to the Participant’s request, it is not required to do so nor to even set aside an amount equal to such balances.  The balances in the Participant’s Accounts shall be increased by gains or decreased by the losses and expenses (including sales commissions and all fund charges) which are or would be realized or paid by the Company or Employer as if assets of the Company or Employer in an amount equal to such balances were actually invested in the funds requested by the Participant.

6.             Vesting.  Amounts credited to the Accounts of a Participant pursuant to the terms of this Plan shall be fully vested and not subject to forfeiture for any reason.

7.             Distributions.

(a)           Non-Specified Employees.  In the event a Participant is not a “Specified Employee” (defined below), the distribution of each calendar year Account and Rollover Account (if any) shall be made as elected by such Participant.

(b)           Specified Employees.  In the event a Participant is a Specified Employee, the distribution of each calendar year Account and Rollover Account (if any) shall be made:  (i) for in service distributions, on the date elected by such Participant; and (ii) for distributions on account of “Separation from Service” (defined below), in the form elected beginning six months after the date on which the Participant incurs a Separation from Service from the Company.

(c)           For purposes of this Plan, the term “Specified Employee” means any Participant who, at the time of his or her Separation from Service, is a “key employee” (within the meaning of section 416(i) of the Code) of an Employer whose stock is publicly traded on an established securities market or otherwise.  The determination as to whether a Participant is a Specified Employee shall be determined in a manner consistent with the applicable Treasury Regulations under section 409A.  For purposes of applying the principles contained in those Treasury Regulations, the “specified employee identification date” shall be December 31 and the “specified employee effective date” shall be the first day of the fourth month following the specified employee identification date.

(d)           For purposes of this Plan, the term “Separation from Service” means the earliest date on which a Participant has incurred a “separation from service” (within the meaning of section 409A(a)(2) of the Code) with an Employer.  For purposes of the foregoing:

(i)                                     an Employee shall be considered to have incurred a separation from service with the Employer if the Employee dies, retires, or otherwise has a termination of employment.  Except as otherwise provided in the Treasury Regulations, the Employee’s employment relationship shall be treated as continuing intact while the individual is on (1) military leave, (2) sick leave, or (3) other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or contract.  For purposes of this Section 7(d)(i), a leave of absence constitutes a “bona fide leave of absence” only if there is a reasonable expectation that the Employee will return to perform services for the Employer; and

(ii)                                  an Employee shall not be deemed to have incurred a termination of employment unless the facts and circumstances indicate that the Employee and the Employer reasonably anticipated that (1) no further services would be performed after a certain date, or (2) that the level of bona fide services the Employee would perform after such date would permanently decrease to a level equal to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of services to the Employer if the Employee has been providing services to the Service Recipient for less than thirty-six months).  An Employee will be presumed not to have incurred a separation from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of services performed by the Employee during the immediately preceding thirty-six month period.  No presumption shall apply to a decrease in the level of bona fide services performed to a level that is more than twenty percent (20%) and less than fifty percent (50%) of the average level of bona fide services performed during the immediately preceding thirty-six month period.

(e)           Each distribution shall be based on the balance of such Account as of the last day of the month immediately preceding the distribution and shall be made in a single lump-sum or installment payments as the Participant may elect.  The distribution of a Participants Account in installments shall be made in not more than 3 consecutive annual installments.  Notwithstanding any election made by the Participant, distributions made while the Participant remains in service shall be made in a single lump sum.

(f)            If a Participant does not timely elect a date for distribution under Section 2 of this Plan, he shall be deemed to have elected to receive a distribution sixty days after the date such Participant incurs a Separation from Service, provided, however, in the event such Participant is a Specified Employee, he shall be deemed to have elected to receive a distribution six months after the date such Participant incurs a Separation from Service.

8.             Section 409A Compliance Rules.  The Administrator shall operate and administer the Plan, for purposes of applying the provisions of section 409A of the Code thereto, by adhering to the following rules:

(a)           Separate Payments.  Each separately identified amount to which the Participant is entitled under the Plan shall be treated as a “separate payment”;

(b)           Short-Term Deferral Exception.  Unless otherwise required to comply with section 409A of the Code, a payment shall not be treated as a “deferral of compensation” (as such term is described in section 1.409A-1(b) of the Treasury Regulations) if such payment is required to be paid no later than within two and one-half months after the end of the taxable year of the Employee or Employer in which the payment is no longer subject to a “substantial risk of forfeiture” (as such term is described in section 1.409A-1(d) of the Treasury Regulations); and

(c)           Separation Pay Exception.  Unless otherwise required to comply with section 409A of the Code, a payment shall not be treated as a “deferral of compensation” (defined above) if such payment satisfies the following requirements:

(i)            the payment is being paid or provided due to the Separation from Service of the Employee, provided, however, the Separation from Service was due to “involuntary termination” of the Employee by the Employer or a resignation by the Employee for “good reason” as such terms are defined under the Treasury Regulations issued under section 409A of the Code;

(ii)           the payment being paid or provided does not exceed two times the lesser of:

(1)           the Employee’s annualized Compensation from the Employer for the calendar year in which the involuntary termination of the Employee’s employment occurs; and

(2)           the Compensation Limit for the calendar year in which the involuntary termination of the Employee’s employment occurs; and

(iii)          the payment is required under the Plan to be paid no later than the last day of the second calendar year following the calendar year in which the involuntary termination of the Employee’s employment occurs.

9.             Distribution for Unforeseeable Emergency.  A Participant may request a distribution of part or all of the balances of his Account because of the occurrence of an “Unforeseeable Emergency” by submitting a written request to the Administrator and accompanying such request with evidence of the Unforeseeable Emergency.  The Administrator shall review the request and accompanying evidence and determine, in its sole discretion, whether such distribution is justified.  As a condition of and part of such request, the Participant shall provide the following written representation to the Administrator:

“The Participant understands and acknowledges that a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved:

(i)                                     through reimbursement or compensation from insurance available to the Participant,

(ii)                                  by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or

(iii)                               by the cessation of deferrals under the Plan.”

The Administrator shall be entitled to request such additional information as may be reasonably required to determine whether an Unforeseeable Emergency exists and the amount of the hardship and to establish additional conditions precedent to the review or granting of a request for a withdrawal.

If the Administrator determines that an Unforeseeable Emergency exists, the Administrator shall authorize the immediate distribution of an amount required to meet the financial need created by such hardship, including any taxes payable on account of such withdrawal.

10.           Effect of Change of Control.  The Administrator may elect to terminate this Plan and distribute all Accounts to Participants, provided, however, that this Section 10 will only apply to a distribution under this Plan if all agreements, methods, programs, and other arrangements sponsored by the Company and each Employer immediately after the time of the Change of Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change of Control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within twelve months of the date the Company and each Employer irrevocably acts to terminate and liquidate the agreements, methods, programs, and other arrangements.

11.           Changes to Date of Distribution.  The Administrator may allow a Participant to elect to change the date of payment for any calendar year Account or Rollover Account, provided that the election is made at least twelve months before the date the calendar year Account or Rollover Account was scheduled to be distributed, and defers the payment of the calendar year Account or Rollover Account for at least five years from the originally scheduled distribution date.

12.           Delay for Payment of Distribution.  The payment of benefits under the Plan may be delayed to the extent permitted without violating the requirements of section 409A of the Code or the Treasury Regulations thereunder, as follows, provided that the Administrator treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)           Payments Subject to Code Section 162(m).  A payment shall be delayed if the Employer reasonably anticipates that if the payment was made as scheduled, the Employer’s deduction with respect to such payment would not be permitted due to the application of section 162(m) of the Code.  In such an event, the payment shall be made in the first taxable year of the Employer in which the Employer reasonably anticipates, or should reasonably anticipate, that if the payment were made in that year, the deduction of such payment would not be barred by the application of section 162(m) of the Code.  For example, if the payment to a Participant will cause their compensation in the year of distribution to exceed $1,000,000, the distribution may be delayed until the first taxable year in which the tax deduction would not be limited.  In the event this provision is subsequently removed from the Plan, the removal must be effective only with respect to amounts deferred after the Plan is amended to remove the provision;

(b)           Payments That Would Violate Federal Securities Laws or Other Applicable Law.  A payment may be delayed if the Company or an Employer reasonably anticipates that the maker of the payment would violate a Federal securities law or other applicable law.  In such an event, payment shall be made at the earliest date at which the Company or an Employer reasonably anticipates that the making of the payment would not cause such violation; or

(c)           Other Events or Conditions.  The Company and each Employer shall be entitled to add to the list of events that will result in a delay of payments under this paragraph to the extent allowed under guidance issued by the Treasury Department or Internal Revenue Service under section 409A of the Code.

13.           Beneficiaries.  If a Participant shall die while any amounts remain credited to his Accounts established on his behalf pursuant to paragraphs 3 and 4 of this Plan, such amounts shall be paid as provided in paragraph 7 of this Plan to the beneficiary or beneficiaries as the Participant may, from time to time, designate in writing delivered to the Administrator.  A Participant may revoke or change his beneficiary designation at any time in writing delivered to the Administrator.  If a Participant does not designate a beneficiary under this Plan, or if no designated beneficiary survives the Participant, the balances of his Accounts shall be paid to the person or persons entitled to his accounts under the Profit Sharing Plan (or who would be so entitled if there were then an amount remaining unpaid under the Profit Sharing Plan).

14.           Amendment and Modification.  The Board may amend or modify the Plan in its sole discretion.  The Administrator may amend the Plan, or any ancillary form or document related to the Plan to facilitate its administration or to comply or make the Plan consistent with applicable law, including ERISA and the Code.

Any amendment or modification that reduces or otherwise adversely affects the rights of Participants in respect of amounts credited to their Accounts as of the date of such amendment or termination shall be effective only with the affected Participant’s written consent.  Notwithstanding the foregoing, consent shall not be required if the Board or the Administrator, as the case may be, reasonably determines that an amendment is necessary to avoid Federal income taxation on Accounts prior to payment or to maintain the Plan’s status as an unfunded “top hat” plan under ERISA.

15.           Termination of Plan. The Board shall have the right to terminate the Plan at any time.  Plan termination shall not reduce the amount payable to Participants.  Upon Plan termination:

(a)                                  no additional deferrals shall be credited to Accounts,

(b)                                 amounts then credited to Accounts shall continue to be increased and decreased for the earnings and losses under the accounts as set forth in paragraph 5, and

(c)                                  Plan Accounts shall be paid in accordance with the Participants’ elections.

Notwithstanding the above, the Company may elect to make a lump sum payment to all persons entitled to Plan benefits following Plan termination.  The amount to be paid shall equal the balances of the payee’s Account(s) as of the last day of the month immediately preceding the distribution.  Payment of Plan benefits can be accelerated under this paragraph 15 only if all of the conditions are satisfied:

(a)                                  all arrangements of the same type (as determined under section 409A of the Code) as the Plan are also terminated with respect to all employees who participate in the Plan,

(b)                                 no payments other than those otherwise payable under the terms of the Plan absent a termination of the Plan are made within twelve months of the Board vote to terminate the Plan,

(c)                                  all payments on account of Plan termination under this paragraph 15 are made within twenty-four months of the Board vote to terminate the Plan, and

(d)                                 the Company or an Employer does not adopt a new arrangement that would be aggregated with the Plan under section 409A at any time during the five years following the Board vote to terminate the Plan.

16.           Section 409A. The Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of section 409A of the Code.  Any Plan provision that would cause amounts allocated to an Account to be subject to Federal income tax prior to payment shall be void as of the Effective Date without the necessity of further action by the Board or the Administrator.

There shall be no acceleration of the time or schedule of any payment under the Plan except as permitted under section 409A.  Distributions shall not be made to an employee while employed by the Company except as provided under a timely and properly filed election (in accordance with paragraph 7), an Unforeseeable Emergency (but only to the extent permitted under paragraph 8), a Change of Control (but only to the extent allowed under paragraph 10), the Plan’s termination (but only to the extent permitted under paragraph 15).

There shall be no subsequent deferral of the time or schedule of any payment under the Plan except as allowed under paragraphs 11 and 12.

All references to section 409A of the Code in the Plan shall also refer to Notice 2005-1 (as applicable to periods prior to January 1, 2008) and the final Treasury Regulations (as applicable to periods after January 1, 2008).  The provisions of the Plan shall not apply to the Prior Plan or constitute a material modification of the Prior Plan.

17.           Application of ERISA.  The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of a select group of management and highly compensated employees of the Company and its Affiliates, within the meaning of ERISA.  As such, the Plan is intended to be a “top hat” plan exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.  Any obligation of the Company or the Employers to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant or beneficiary to enforce such obligation shall be solely as a general creditor of the Company.  Any payments hereunder shall be made out of the general assets of the Company and the Employers.

18.           Administration. The Administrator shall be charged with the administration of this Plan.  The Administrator shall have discretionary authority to take any and all actions it deems necessary, appropriate to administer the Plan, including the following:

(a)                                  interpret Plan provisions, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan,

(b)                                 determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, benefit amounts, timing of payments and the interpretation of any form or other document related to the Plan,

(c)                                  prescribe, amend and rescind rules and administrative procedures relating to the operation of the Plan, and

(d)                                 engage the services of independent professionals and administrative personnel as it deems necessary to administer the Plan.

Any determination or interpretation by the Administrator shall be binding on all parties and need not be uniform as to all interested parties.

19.           Nonassignment of Benefits. It shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). If any person shall endeavor or purport to make any such assignment, alienation or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation or transfer shall cease to be payable to any person.

20.           No Guaranty of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company or any Employer and any employee or as conferring a right on any employee to be contained in the employment of the Company or any Employer.

21.           FICA Taxes.  For each calendar year in which a Participant’s compensation is reduced pursuant to this Plan, the Company or his Employer shall withhold from the Participant’s compensation the taxes imposed upon the Participant pursuant to section 3121 of the Code in respect of the amount by which the Participant’s Compensation is reduced.

22.           Successors and Assigns. The provisions of this Plan shall bind and inure to the benefit of the Company and each Employer and their successors and assigns, as well as each Participant and his beneficiaries and successors.

IN WITNESS WHEREOF, Tootsie Roll Industries, Inc. has caused this instrument to be executed in its name and its corporate seal to be hereunder affixed on this       day of                 , 2008.

TOOTSIE ROLL INDUSTRIES, INC.

By:

Title:

(Corporate Seal)

ATTEST:

Title: